CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Funds (Invesco Investment Funds) of

i.

our reports dated December 23, 2019, relating to the financial statements and financial highlights, which appear in Invesco Developing Markets Fund, Invesco Emerging Markets Select Equity Fund, Invesco Endeavor Fund, Invesco Greater China Fund, Invesco Health Care Fund, Invesco Low Volatility Emerging Markets Fund, Invesco Pacific Growth Fund, Invesco Select Companies Fund, Invesco U.S. Managed Volatility Fund, Invesco World Bond Factor Fund (formerly known as Invesco World Bond Fund), and Invesco Oppenheimer Total Return Bond Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2019.

ii.

our reports dated December 27, 2019, relating to the financial statements and financial highlights, which appear in Invesco All Cap Market Neutral Fund, Invesco Balanced-Risk Allocation Fund, Invesco Balanced-Risk Commodity Strategy Fund, Invesco Global Market Neutral Fund, Invesco Global Targeted Returns Fund, Invesco Long/Short Equity Fund, Invesco Macro Allocation Strategy Fund, Invesco Oppenheimer Emerging Markets Local Debt Fund, Invesco Oppenheimer Fundamental Alternatives Fund, and Invesco Oppenheimer Global Allocation Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 27, 2020